Exhibit 17

AGREEMENT

AGREEMENT as of the 10th day of May, 2011 (the “Agreement”),  by Vijaya S. Iswara an individual with an address at 709 Woodland Ave, Plainfield NJ (“Iswara”), Deep Sea Logistics, a New York Corporation with an address at 244 5th Ave, New York NY (“Deep Sea”), Fastfix, Inc., a Delaware corporation with an address at 330 Madison Avenue, 6th Floor, New York, NY 10017 (“Fastfix”) and Madison Enterprises Group, Inc., a Delaware corporation with an address at 330 Madison Avenue, 6th Floor, New York, NY 10017 (“Madison”).

W I T N E S S E T H:

WHEREAS, Iswara, Deep Sea, Fastfix, Madison and the shareholders of Fastfix entered into an acquisition agreement (the “Acquisition Agreement’) dated as of the 10th day of May, 2011 (the “Closing Date”).

WHEREAS, Iswara and Deep Sea, are hereby confirming their agreements and obligations set forth in the Acquisition Agreement and their agreement to enter into a more detailed agreement with Fastfix and Madison which shall include the agreements and commitments set forth in the  Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, in consideration of the representations, warranties, and covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged;

IT IS AGREED

1.    RECITALS ADOPTED.  The parties hereto adopt as part of this Agreement each of the recitals contained above in the WHEREAS clauses, and agree that such recitals shall be binding upon the parties hereto by way of contract and not merely by way of recital or inducement. Such WHEREAS clauses are hereby confirmed and ratified as being true and accurate by each party to this Agreement.

2.   ACQUISITION AGREEMENT TERMS

i.   Iswara as the sole owner of Deep Sea Logistics, Inc., shall agree to pay off the Deep Sea Logistics, Inc. outstanding judgments and provide an undertaking that he shall obtain satisfactions of the judgments.  Iswara shall further authorize FastFix and/or any stockholder of FastFix to pay off the judgments. Such judgments shall aggregate approximately $100,000. 100,000 shares of stock of Madison based upon the capitalization on the Closing Date, shall be held in escrow by Mintz & Fraade, P.C. until all claims are satisfied.

ii.           FastFix shall have the right to withhold 10% of the first $100,000 of Mr. Iswara’s annual compensation and 25% of any compensation above $100,000 for the benefit of FastFix or the stockholders who shall pay such judgments.  The unpaid balance shall be due in five (5) years at which time FastFix or the stockholders can sell the stock held in escrow to satisfy any unpaid amount.

iii.           Iswara shall pay off any outstanding judgments or claims against himself and provide an undertaking that he shall obtain satisfactions of the judgments.  Iswara shall further authorize FastFix and/or any stockholder of FastFix to pay off the judgments. Such judgments shall aggregate approximately $50,000.

iv.           Iswara shall assign the FastFix-The Cargo Fixture System Patent to Fastfix and shall execute any and all such other further instruments and documents, and shall take any and all such further actions which are reasonably required to effectuate the assignment.

3.           BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

4.           ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by both of the parties hereto.

5.           SEVERABILITY.  Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

6.           SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have set their hands and seals or caused these presents to be signed of the day and year first above written.

IN WITNESS WHEREOF, Iswara, Deep Sea, Fastfix and Madison have executed this Agreement as of the date first above written.

Fastfix, Inc.

By:     /s/ Craig Eckert
          Title: CEO

                                                            Madison Enterprises Group, Inc.

By:     /s/ Craig Eckert
           Title: CEO

Vijaya S. Iswara

     /s/ Vijaya S. Iswara

Deep Sea Logistics, Inc.

     By:      /s/ Vijaya S. Iswara
     Name: Vijaya  S. Iswara
     Title: President & CEO